EXHIBIT 10.48

TEXT MARKED BY [ * * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense License Agreement (“Agreement”), dated as of May 28, 2010 (the “Effective Date”), is made by and between Targepeutics, Inc., a corporation organized under the laws of the State of Delaware (“TI”), having its principal office at 475 Governor Road, Hershey, PA 17033, and ImmunoCellular Therapeutics, Ltd., a Delaware corporation having its principal office at 21900 Burbank Boulevard, 3rd Floor, Woodland Hills, California 91367 (“SUBLICENSEE”).

WITNESSETH

WHEREAS, The Penn State Research Foundation (“PSRF”) is the owner of U.S. Patent Application No. 10/104,408 (now U.S. Patent No. 7,338,929), and all pending and issued U.S. and foreign counterparts of such application (now patent), and has the right to grant licenses thereunder;

WHEREAS, pursuant to a license agreement, effective as of October 27, 2004, between PSRF and TI (the “Master License Agreement”), PSRF has granted TI exclusive license rights to U.S. Patent Application No. 10/104,408 (now U.S. Patent No. 7,338,929), and all pending and issued U.S. and foreign counterparts of such application (now patent), on the terms and conditions set forth in the Master License Agreement; and

WHEREAS, SUBLICENSEE desires and TI is willing to grant an exclusive sublicense to U.S. Patent Application No. 10/104,408 (now U.S. Patent No. 7,338,929), and all pending and issued U.S. and foreign counterparts of such application (now patent), covered by the Master License Agreement on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “AFFILIATE” shall mean any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with SUBLICENSEE.

1.2 “FIELD” shall mean discovery, research, development, preparation and commercialization of (a) anti-cancer therapeutics, (b) cancer treatments, (c) cancer diagnostics and (d) processes related to (a), (b) or (c).

1.3 “LICENSED PROCESS” shall mean any process or method the practice of which, in the absence of the license granted herein, would constitute an infringement of any unexpired claim within PATENT RIGHTS.

1.4 “LICENSED PRODUCT” shall mean any article, composition, apparatus, substance, chemical, composition or formulation or any other material, or part thereof, which the manufacture, use, sale, offering for sale, or importation of, is covered in whole or in part by at least one unexpired claim of PATENT RIGHTS in the country in which any such product or part thereof is made, used, practiced, leased, transferred, distributed, sold or consigned.

1.5 “NET SALES” shall mean SUBLICENSEE’s and its AFFILIATES’ billings for sales of LICENSED PRODUCTS or LICENSED PROCESSES, less the sum of the following:

(a) discounts actually allowed and granted (including, without limitation, cash discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers (a “Discount”); provided however, that where any such Discount is based on sales of a bundled set of products in which such LICENSED PRODUCT is included, the Discount shall be allocated to such LICENSED PRODUCT on a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the unit volume) of the LICENSED PRODUCT relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such LICENSED PRODUCT, including such LICENSED PRODUCT returned in connection with recalls or withdrawals;

(c) freight out, postage, shipping and insurance charges for delivery of such LICENSED PRODUCT;

(d) taxes or duties levied on, absorbed or otherwise imposed on the sale of such LICENSED PRODUCT, including, without limitation, value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by a third party; and

(e) bad debts and uncollectible receivables.

NET SALES shall not include any payments among the SUBLICENSEE, its AFFILIATES and any sub-sublicensees.

1.6 “PATENT RIGHTS” shall include U.S. Patent Application No. 10/104,408 (now U.S. Patent No. 7,338,929), and all pending and issued U.S. and foreign counterparts of such application (now patent).

1.7 “SUB-SUBLICENSING REVENUE” shall mean all cash, sublicensing fees, option fees, maintenance fees, other lump sum payments and all other payments (including equity instruments and/or securities) and the cash equivalent thereof paid or transferred to SUBLICENSEE by each sub-sublicensee of SUBLICENSEE or third party as royalties on sales of LICENSED PRODUCTS or LICENSED PROCESSES or in consideration for license rights and/or technology rights covering manufacturing, practice, use, marketing, lease, transfer, sale or distribution provided hereunder pursuant to sublicenses entered hereunder. SUB-SUBLICENSING REVENUE, however, shall exclude bona fide, arm’s length cash payments paid to SUBLICENSEE by any sub-sublicensee in order to perform additional research or development required or requested by any sub-sublicensee on a LICENSED PRODUCT or LICENSED PROCESS, and (b) any bona fide, arm’s length equity investments made by any sub-sublicensee in SUBLICENSEE. SUBLICENSEE shall provide documentation as provided under Article V herein of any such payment(s).

1.8 “TERRITORY” shall mean the countries in which there is at least one pending or unexpired patent claim under PATENT RIGHTS.

ARTICLE II

THE LICENSE

2.1 Grant of Sublicense. Subject to any preexisting rights, if any, of the Government of the United States created by the use of Government funding, TI hereby grants to SUBLICENSEE an exclusive right and sublicense in the TERRITORY for the FIELD, with right to sub-sublicense, as set forth below, to PATENTS RIGHTS and, to the extent not prohibited by other patents, to make, have made, use, lease, practice, provide as service, sell, offer to sell LICENSED PRODUCTS or LICENSED PROCESSES for the term set forth herein, unless this Agreement shall be earlier terminated according to the terms and conditions contained herein.

2.2 Reservation of Rights. SUBLICENSEE acknowledges and agrees that PSRF expressly reserves the rights for itself and the UNIVERSITY to practice under PATENT RIGHTS and to use the associated technology in the FIELD for their own research and educational purposes, except research funded by for-profit entities or research subject to licensing or other obligations to third parties which conflict with licenses granted herein.

2.3 Manufacture of Products in U.S. SUBLICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States will be manufactured substantially in the United States. SUBLICENSEE acknowledges and agrees that PATENT RIGHTS that have resulted from federally-supported research, and their assignment are governed by the applicable provisions of the Federal funding agreements, including 35 U.S.C. Chapter 18 (the “Bayh-Dole Act”), 37 C.F.R. Part 401.

2.4 Grant of Sub-Sublicenses. As set forth below, SUBLICENSEE shall have the exclusive right to sub-sublicense any of the rights, privileges and license granted hereunder in any jurisdiction in which SUBLICENSEE has exclusive rights during the term of this Agreement.

2.5 Sub-Sublicenses Subject to Agreement. All sub-sublicenses granted by SUBLICENSEE of its rights hereunder shall be subject to the terms of this Agreement. SUBLICENSEE shall have the right to grant sub-sublicenses (which may be exclusive or non-exclusive) of any of its rights hereunder, in whole or in part, to any third party so long as TI and PSRF have been given prior written notice, and such sub-sublicensee shall: (a) be an arm’s length, bona fide transaction, and (b) constitute a stand-alone transaction, and shall not be a part of any other contractual or other obligation of SUBLICENSEE to that party or other third parties.

(a) Sub-sublicensees shall not be permitted to grant any further sublicenses. Third-party sub-sublicensees that are granted rights hereunder as contemplated in Section 2.5 shall not have the right to assign or otherwise transfer their sub-sublicense rights (including by granting a further sub-sublicense), absent the prior written consent of TI and PSRF.

(b) SUBLICENSEE shall be responsible for its sub-sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of SUBLICENSEE hereunder.

(c) Any act or omission of a sub-sublicensee which would be a breach of this Agreement if performed by SUBLICENSEE shall be deemed to be a breach by SUBLICENSEE of this Agreement.

(d) Each sub-sublicense agreement entered into by SUBLICENSEE shall include an audit right by PSRF and TI of the same scope as provided in Article V hereof with respect to SUBLICENSEE. No such sub-sublicense agreement shall contain any provision which would cause it to extend beyond the term of this Agreement.

(e) Upon termination of this Agreement at SUBLICENSEE’s option or for a material breach by SUBLICENSEE not resulting from sub-sublicensee actions, sub-sublicensees shall have the rights under Paragraph 14.6.

2.6 Payments for Sub-Sublicenses. SUBLICENSEE shall not receive from sub-sublicensees anything of value in lieu of cash payments in consideration for any sub-sublicense under this Agreement.

2.7 Rights Under Sublicense. The license rights granted hereunder shall not be construed to confer any rights upon SUBLICENSEE by implication, estoppel or otherwise to any technology or patent rights owned, co-owned, or controlled by PSRF or TI which is not specifically set forth herein.

2.8 Sub-Sublicense to Incorporate Sublicense Provisions. In each sub-sublicense agreement, SUBLICENSEE agrees to incorporate paragraphs 2.1 through 2.3, and Articles VII, VIII, IX, X, XII, XIII and XIX of this Agreement.

ARTICLE III

PAYMENTS

3.1 Sublicense Payments. For the rights, privileges and sublicense granted hereunder, SUBLICENSEE shall pay to TI during the term of this Agreement the following amounts:

(a) A sublicense issue fee of [***] payable immediately upon signing of this Agreement.

(b) Royalties as follows:

(i) A royalty in an amount equal to [***] of the NET SALES by SUBLICENSEE of LICENSED PRODUCTS and LICENSED PROCESSES. In the event that a generic version of such LICENSED PRODUCT or LICENSED PROCESS is first marketed in the Territory, TI agrees to enter into discussions with SUBLICENSEE regarding potential renegotiation of this Agreement. In the event the LICENSED PRODUCT or LICENSED PROCESS does not utilize any peptide or antigen other than IL Ra2 the parties shall negotiate in good faith an increased royalty rate under this Paragraph 3.1(b)(i) that reflects the relative value of the contribution to such product or process by the intellectual property that has been licensed to SUBLICENSEE under this Agreement.

(ii) [***] of all SUB-SUBLICENSING REVENUE.

3.2 Currency Conversions. For converting into United States dollars any payment accrued hereunder in the currency of any other country, the rate of exchange for the purchase of United States dollars with such currency quoted by The Chase Manhattan Bank, New York, New York, on the last business day of the payment period in question shall be used.

3.3 Late Payments. All payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of [***]. The payment of such interest shall not foreclose TI from exercising any other rights it may have as a consequence of the lateness of any payment.

3.4 Failure to Make Payments. SUBLICENSEE’s failure to make payments in accordance with this Article III shall constitute a material breach or default and shall be grounds for termination of this Agreement pursuant to Paragraph 14.3 hereof.

ARTICLE IV

MARKETING EFFORTS AND DUE DILIGENCE

4.1 Diligence. Upon the execution of this Agreement, SUBLICENSEE shall diligently proceed with the development, refinement, testing, manufacture, sale and commercialization of at least one LICENSED PRODUCT or LICENSED PROCESS, and must diligently endeavor to have the LICENSED PRODUCT or LICENSED PROCESS approved for marketing in the United States and such other countries as shall be determined by SUBLICENSEE and must have LICENSED PRODUCT marketed effectively within a reasonable time using efforts reasonable within the industry after execution of this Agreement, and in quantities sufficient to meet the market demands for them. SUBLICENSEE shall use reasonable efforts to diligently bring one or more LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market as soon as practicable and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the term of this Agreement. SUBLICENSEE’s efforts to develop a LICENSED PRODUCT shall be reasonably consistent with the development plan and timetable set forth in Appendix A; provided, however, that the parties acknowledge that (i) SUBLICENSEE may reasonably modify the foregoing plan and timetable based on various factors, including, without limitation, pre-clinical data that is generated with respect to SUBLICENSEE’s product candidate, intellectual property issues or competitive market conditions directly affecting the product candidate, and (ii) SUBLICENSEE’s failure to meet any deadline set forth in the foregoing timetable shall not constitute a material breach of this Agreement, provided that it is using reasonable efforts to diligently bring one or more products to market.

4.2 Failure to Perform Diligently. SUBLICENSEE’s failure to perform in accordance with Paragraph 4.1 shall constitute a material breach or default and shall be grounds for termination of this Agreement pursuant to Paragraph 14.4 hereof.

4.3 Assignment Upon Termination. In the event that SUBLICENSEE in its sole discretion decides to market one or more LICENSED PRODUCTs or LICENSED PROCESS in any country, then SUBLICENSEE shall exert reasonable efforts to have such LICENSED PRODUCT or LICENSED PROCESS cleared for marketing by the responsible government agencies of that country requiring such clearance. Should SUBLICENSEE terminate this Agreement, SUBLICENSEE agrees, if permitted by applicable law, to assign its full right, title, and interest in and to such market clearance application, including all data relating thereto, to TI at no cost to TI, without prejudice to any sub-sublicensee of SUBLICENSEE.

ARTICLE V

REPORTS AND RECORDS

5.1 Books and Records. SUBLICENSEE shall keep and preserve, in accordance with generally accepted accounting principles and procedures, complete and accurate books, records and accounts containing all particulars that may be necessary for the purpose of showing the amounts payable to TI hereunder. Said books, records and accounts shall be kept at SUBLICENSEE’s principal place of business or the principal place of business of the appropriate division of SUBLICENSEE to which this Agreement relates. Said books and supporting data shall be open, upon reasonable notice at all reasonable times and places during business hours for five (5) years following the end of the calendar year to which they pertain, to the inspection of TI and PSRF, or their agents, for the purpose of verifying SUBLICENSEE’s royalty and other payment statements or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to TI’s detriment, SUBLICENSEE agrees to reimburse TI and PSRF for the full cost of such inspection.

5.2 Delivery of Reports. SUBLICENSEE shall, within thirty (30) days of June 30 and December 31 of each year, beginning the first June 30 or the first December 31 after the Effective Date of this Agreement, whichever occurs first, deliver to TI true and accurate reports, giving such particulars of the business conducted by SUBLICENSEE and its sub-sublicensees during the preceding semi-annual period under this Agreement as shall be pertinent to a royalty and other payment accounting hereunder.

5.3 Report Payments. With each such report submitted, SUBLICENSEE shall pay to TI all payments and royalties owed, due and payable under this Agreement. If no payments or royalties shall be due, SUBLICENSEE shall so report.

5.4 Progress Reports. Along with the royalty report, SUBLICENSEE shall also submit to TI semiannual progress reports (“Progress Reports”) covering SUBLICENSEE’s activities describing its development and testing of LICENSED PRODUCTS and LICENSED PROCESSES, its collaborations, joint ventures and other commercialization efforts, occurring in each six-month period ending June 30 and December 31 during the term of this Agreement beginning with the six-month period ending December 31, 2010. Progress Reports shall be due within 30 days of the end of the preceding six-month period.

5.5 Scientific Advisory Board Observer Seat. The President and CEO of TI or his designee (“Observer”) has right to act as a non-participating observer to the Scientific Advisory Board and any successors to the Scientific Advisory Board in any meeting (whether in-person or remotely attended meetings) in which the LICENSED PROCESS and/or the LICENSED PRODUCT and/or topics ancillary thereto may be or are discussed. The President and CEO shall be given reasonable notice of any and all such meetings under the provisions of Section 11.1 of the Agreement unless receipt is expressly acknowledged in writing by the President and CEO of another form of communication. All such meetings will be reasonably accessible to the Observer. The Observer shall receive a [***] stipend for attending each such meeting, if travel of more then 100 miles is involved in attending same.

ARTICLE VI

PATENT PROSECUTION AND MAINTENANCE

6.1 Patent Prosecution. SUBLICENSEE acknowledges and agrees that PSRF shall be responsible for applying for, seeking prompt issuance of and maintaining the PATENT RIGHTS during the term of the Master License Agreement. TI agrees to provide SUBLICENSEE with copies of all patents, patent applications, patent office correspondence and all other material correspondence between TI and PSRF or its patent counsel relating to the PATENT RIGHTS that it receives or is entitled to receive under Article VI of the Master License Agreement. In exercising any of its comment or approval rights with respect to the PATENT RIGHTS under Article VI of the Master License Agreement, TI shall not exercise any of those rights without taking reasonable efforts to obtain the prior consent of SUBLICENSEE, which consent shall not be unreasonably withheld or delayed.

6.2 Payment for Patent Filing, Prosecution, Maintenance, and Defense. SUBLICENSEE shall reimburse TI for all fees and costs incurred by TI relating to the filing, prosecution, maintenance, and defense of the PATENT RIGHTS incurred after the Effective Date. In the event SUBLICENSEE elects to not make these payments with respect to any country within the Territory, the Territory for purposes of this Agreement shall thereafter exclude that country and SUBLICENSEE shall have no obligation to make the foregoing payments.

ARTICLE VII

INFRINGEMENT AND OTHER ACTIONS

7.1 Notice of Infringement. In the event that SUBLICENSEE learns of infringement in the FIELD of any PATENT RIGHTS (an “Infringement”), SUBLICENSEE shall inform TI in writing promptly and shall provide reasonable evidence of the Infringement and any relevant information on the infringing party. During the period and in a jurisdiction where SUBLICENSEE has exclusive rights under this Agreement, SUBLICENSEE will not notify a third party of the Infringement of any of PATENT RIGHTS without first obtaining consent of TI.

7.2 PSRF Action Against Infringement. During the term of the Agreement, SUBLICENSEE may request in writing that TI request PSRF to take legal action against the Infringement. PSRF shall have the initial right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the PATENT RIGHTS. PSRF shall have the right to (a) commence suit on its own account; (b) commence suit jointly with SUBLICENSEE upon SUBLICENSEE’S consent; or (c) refuse to participate in a suit. TI will provide SUBLICENSEE with any notice provided by PSRF regarding its election

7.3 PSRF and/or TI Intervention in Legal Action. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against SUBLICENSEE, PSRF and/or TI, at their respective options, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at their own expense.

7.4 Cooperation. In any infringement suit regarding the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification. SUBLICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold PSRF and TI, and each of their respective trustees, directors, officers, employees and AFFILIATES, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCTS or arising from any obligation of SUBLICENSEE hereunder; provided however, that the above indemnification for the benefit of TI and its officers, directors, employees and AFFILIATES shall not apply to any liability, damage, loss or expense to the extent it is attributable to the gross negligence or misconduct of such indemnitee or to a material breach by TI of any of its representations, warranties or obligations under this Agreement.

8.2 Insurance. Prior to the first commercial sale of a LICENSED PRODUCT, SUBLICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect SUBLICENSEE, TI and PSRF with respect to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company, shall list PSRF and TI as additional named insureds thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days’ written notice to be given to PSRF and TI prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. SUBLICENSEE shall provide PSRF and TI with Certificates of Insurance evidencing the same.

8.3 Limited Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, TI AND PSRF, AND THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY PSRF THAT THE PRACTICE BY SUBLICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL PSRF OR TI OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER PSRFOR TI SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

8.4 TI Representations. TI represents that

(a) TI is the exclusive licensee in the Territory of the PATENT RIGHTS, has the sole right to grant to SUBLICENSEE the rights granted herein and the rights are unencumbered by any liens, and PSRF has consented to TI entering into this Agreement with SUBLICENSEE;

(b) TI is not aware of any third party patents that would block the commercialization of LICENSED PRODUCTS or LICENSED PROCESSES;

(c) TI has not received any notice, including written notice, alleging any infringement by TI of any intellectual property rights of a third party in respect of the PATENT RIGHTS;

(d) The rights granted under this Agreement do not conflict with the rights granted by TI to any third party; and

(e) TI has disclosed to SUBLICENSEE all potential and existing patent rights in the control of TI or in control of a third party known to TI which may be needed to commercialize any LICENSED PRODUCT or LICENSED PROCESS.

ARTICLE IX

ARTICLE IX - EXPORT CONTROLS

9.1 Export Controls. It is understood that PSRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations under the Master License Agreement are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by SUBLICENSEE that SUBLICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. SUBLICENSEE shall be responsible for the payment of all costs attendant to securing said license.

ARTICLE X

NON-USE OF NAMES

10.1 Use Of Names. SUBLICENSEE shall not use the names or trademarks of Penn State, PSRF, TI or any of their respective employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from PSRF (through TI) or TI, in each case, except that SUBLICENSEE may, without prior written consent, state that it is licensed by TI and sublicensed by PSRF, under one or more of the patents and/or applications comprising the PATENT RIGHTS.

ARTICLE XI

PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

11.1 Notices. Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified or registered first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party as follows:

In the case of TI:

President and Chief Executive Officer

Targepeutics, Inc.

475 Governor Road

Hershey, PA 17033

Phone (717) 533-7772

Fax      (717) 520-9298

In the case of SUBLICENSEE:

President and Chief Executive Officer

ImmunoCellular Therapeutics, Ltd.

21900 Burbank Boulevard, 3rd Floor

Woodland Hills, California 91367

Phone (818) 992-2907

Fax      (818) 992-2908

ARTICLE XII

ASSIGNMENT

12.1 Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party, except with regard to SUBLICENSEE, an assignment to an adequately capitalized successor corporation with an appropriate business focus (and expressly excluding asset sales), and which successor shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party.

ARTICLE XIII

DISPUTE RESOLUTION

13.1 Dispute Resolution. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Pennsylvania and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Centre County Court of Common Pleas or in the United States District Court for the Middle District of Pennsylvania, to whose jurisdiction for such purposes TI and SUBLICENSEE each hereby irrevocably consents and submits.

13.2 No Waiver. Notwithstanding the foregoing, nothing in this Article XIII shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE XIV

TERM AND TERMINATION

14.1 SUBLICENSEE Termination. SUBLICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ notice to TI. SUBLICENSEE shall also have the right to immediately terminate this Agreement for cause upon any material breach by TI of its representations, warranties or obligations under this Agreement that remains uncured by TI for more than sixty (60) days following written notice of such breach by SUBLICENSEE. In the event of a dispute as to whether TI has cured the alleged breach, the matter shall be resolved pursuant to Article XIII of this Agreement.

14.2 Financial Solvency of SUBLICENSEE. SUBLICENSEE agrees that as a part of its material inducement to TI to enter into this Agreement, it shall provide TI with at least one hundred twenty (120) days’ written notice hereunder of its intent to file a petition in bankruptcy, whether it be for a Chapter 7, 11, 13 or any other such petition. TI shall have the right to immediately terminate this Agreement by giving written notice to SUBLICENSEE, in the event SUBLICENSEE does any of the following: (a) provides notice hereunder of its intent to file (or does actually file without providing said notice) a petition in bankruptcy, (b) attempts to make an assignment hereof for the benefit of creditors, (c) discontinues or dissolves its business, or (d) if a receiver is appointed for SUBLICENSEE.

14.3 Financial Payments. In the event SUBLICENSEE has breached its obligations to pay royalties or fees under Article III of this Agreement, pay fees and costs under Article VI of this Agreement, and/or fails to file royalty reports in accordance with Article V of this License Agreement (hereafter “Financial Breach”), TI shall provide SUBLICENSEE with written notice of said breach, and SUBLICENSEE shall have a period of thirty (30) days to cure said breach. In the event SUBLICENSEE does not fully cure the breach within that thirty (30) day period, and fails within that thirty (30) days to commence mediation pursuant to Article XIII of this Agreement alleging grounds for its nonpayment thereof, this Agreement shall be automatically terminated without further notice or action by TI. Notwithstanding SUBLICENSEE’s rights to cure herein, in the event SUBLICENSEE commits a Financial Breach more than two times within any calendar year within the term of this Agreement and has received notice by TI of each such breach at the time of such breach, TI shall be entitled to give notice of breach which shall become effective immediately upon SUBLICENSEE’s receipt of said Notice, and for which SUBLICENSEE shall not have any further right of “cure.”

14.4 Failure of Other Performance. Upon any material breach of performance under this Agreement, by SUBLICENSEE, other than those occurrences set out in Paragraphs 14.2 or 14.3, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 14.4, TI shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective sixty (60) days after TI first notifies SUBLICENSEE of the alleged breach under the notice provisions contained in Article XIV of this Agreement. As used in this Agreement, the term “Material Breach of Performance” shall include, but not be limited to the following: breach of due diligence provisions in Article IV, repeated inaccuracies of royalty reports, failure to notify TI of infringement, failure to assume duty to indemnify and defend, failure to provide adequate levels of insurance, and attempt to assign rights hereunder. Such termination shall become effective upon final notification by TI after the sixty (60) days, unless SUBLICENSEE shall have fully cured any such material breach or default prior to the expiration of the sixty (60) day period. In the event of a dispute as to whether SUBLICENSEE has cured the alleged breach, the matter shall be resolved pursuant to Article XIII of this Agreement.

14.5 Survival. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles I, VIII, IX, X, XIII, XV and Paragraphs 14.5 and 14.6 shall survive any such termination. SUBLICENSEE and any sub-sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that SUBLICENSEE submits the reports required by Article V hereof. Except in the case of termination of this Agreement by SUBLICENSEE for cause, SUBLICENSEE’s obligation to make royalty payments pursuant to Paragraph 3.1(b) shall survive the termination of this Agreement.

14.6 License to Sub-Sublicensee. Upon termination of this Agreement at SUBLICENSEE’s option or for material breach by SUBLICENSEE not resulting from any sub-sublicensee’s actions, any sub-sublicensee not then in default shall have the right to obtain a license from TI on terms no less favorable than those originally held by the sub-sublicensee.

14.7 Termination of Patent Rights. SUBLICENSEE shall have the right at any time to terminate this Agreement in whole or with respect to any portion of the PATENT RIGHTS by giving written notice to TI. This notice of termination shall be effective sixty (60) days after the date of TI’s receipt of such notice.

14.8 Sale and Payments. Upon termination of this Agreement, SUBLICENSEE shall have the right to dispose of all previously made or partially made LICENSED PRODUCTS. Upon such termination, SUBLICENSEE shall submit the latest Progress Report and royalty report for activity up to the time of termination, and shall make payment for royalties or any other payment incurred prior to, owed, due and payable at the time of termination under this Agreement.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 Entire Agreement. This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, either verbal or written, between the parties relating to the subject matter hereof.

15.2 Amendment. This Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both parties.

15.3 Severability. Should any provision of this Agreement be held to be illegal, invalid or unenforceable, by any court of competent jurisdiction, such provision shall be modified by such court in compliance with the law and, as modified, enforced. The remaining provisions of this Agreement shall be construed in accordance with the modified provision as if such illegal, invalid or unenforceable provision had not been contained herein.

15.4 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this Agreement.

15.5 No Partnership, etc. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency or an association of any kind between the parties.

15.6 No Waiver. The failure of one party hereto to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections or in any way to affect the validity of this Agreement, or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver must be in writing.

15.7 Interpretation. The headings of sections contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.9 Product Marking. SUBLICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused a duly authorized representative to execute this Agreement as of the day and year set forth above.

TARGEPEUTICS, INC.		IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Silvan B. Lutkewitte, III	By:	/s/ Manish Singh
Name:	Silvan B. Lutkewitte, III	Name:	Manish Singh, Ph.D.
Title:	President & CEO	Title:	President & CEO
Date:	5-28-10	Date:	6-10-10

Appendix A

DEVELOPMENT PLAN

(TO BE DETERMINED)